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Exhibit 10.1

September 12, 2002

Gérard Charlier
6 Rue de Mezières
75006 Paris, France

Dear Mr. Charlier:

Subject to your acceptance in the manner indicated below, Paul-Son Gaming Corporation (the "Company") hereby offers to employ you on the terms and conditions hereinafter set forth.

1.    EMPLOYMENT—DUTIES.

        The Company hereby agrees to employ you, and you hereby accept such employment by the Company, as President and Chief Executive Officer of the Company and, to the extent allowed by applicable laws, all its existing subsidiaries, Paul-Son Gaming Supplies ("P-S Gaming"); Authentic Products; Industrias Paul-Son Mexico, SA CV ("P-S Mexico"); Paul-Son Mexicana, SA CV ("P-S Mexicana"); The Bud Jones Company, Inc., a Nevada corporation ("Bud Jones"), and Etablissements Bourgogne et Grasset S.A., a French corporation ("B&G") (P-S Gaming, Authentic Products, P-S Mexico, P-S Mexicana, Bud Jones and B&G are sometimes collectively referred to as the "Subsidiaries" and individually as a "Subsidiary"). You shall report to and be under the direction and control of the Board of Directors of the Company. Subject to the limitations set forth in Section 2 hereof, you shall have supervision and control over, and responsibility for, the day-to-day operations of the Company and the Subsidiaries and such other powers and duties as may from time to time be prescribed by the Board of Directors. You agree to devote your best efforts and all of your business time and attention to the business of the Company and its Subsidiaries and to the best interests of the Company and its Subsidiaries, and during the term of this Agreement, you shall not engage in any other business activity.

2.    COMPENSATION; EXPENSES.

        (a)  While you are serving as President and Chief Executive Officer of the Company and its Subsidiaries, you shall be paid the following annual salaries (the "Salaries"), payable in accordance with the executive payroll schedule in effect from time to time at the Company and B&G:

    (i)
    by B&G: One Hundred Fifteen Thousand Euros (E 115,000); and

    (ii)
    by Paul-Son or Bud Jones (based on your visa): One Hundred Thousand Dollars (US$ 100,000).

        (b)  While you are serving as President and Chief Executive Officer of the Company and its Subsidiaries, the Company shall pay directly or pay to you a monthly housing allowance (the "Housing Allowance") not to exceed One Thousand Five Hundred Dollars ($ 1,500), payable in advance to provide you with housing in Las Vegas. The first installment of the Housing Allowance shall be paid on the date hereof. Additionally, the Company shall pay for the assistance of professional tax consultants/accountants needed to prepare your tax filings in the United States and France. Additionally, you shall be entitled to the use of two automobiles (one located in Las Vegas and the other located in France) for your exclusive use on business and personal matters, and the Company shall pay all operating expenses associated therewith, including, without limitation, collision and liability insurance. The Company agrees that it will periodically acquire new replacement vehicles as you reasonably request during the Term of this Agreement, subject to approval by the Board of Directors as to both the timing and cost of such replacement vehicles.

        (c)  While serving as President and Chief Executive Officer of the Company and its Subsidiaries, you shall be reimbursed by the Company and B&G for reasonable expenses incurred by you in connection with performing services hereunder in accordance with the Company's policy at the time. You shall submit to the Company written, itemized expense accounts and such additional substantiation and justification as the Company may reasonably request.

3.    STOCK OPTIONS.

        Subject to the terms and conditions hereunder and in the Company's 1994 Long term Incentive Plan (the "Plan"), the Company hereby grants you the following stock options:

        (a)  an option to purchase 200,000 shares of Common Stock of the Company at a price equal to the last sale price of the Company's Common Stock on the date of this Agreement. The option shall vest on the fifth anniversary of the date hereof and shall be exercisable during the five (5) year period following the date of vesting; and

        (b)  an option to purchase 100,000 shares of Common Stock of the Company at a price equal to the last sale price of the Company's Common Stock on the date of this Agreement. The option shall vest only if and when the Company's audited annual consolidated financial statements show a net profit after tax of at least $2,000,000; provided, however, that if the option has not vested by the fifth anniversary of the date hereof the option shall automatically terminate. The option shall be exercisable during the five (5) year period following the date of vesting. In the event your employment with the Company is terminated for any reason whatsoever, this option, if not vested, shall be forfeited. In no event shall either option be exercisable more than ten (10) years after the date of grant.

4.    BENEFIT PLANS, VACATIONS, ETC.

        (a)  During the term of this Agreement, you shall be eligible to participate in any medical, retirement, pension or other benefit plans or arrangements made available by the Company to its employees.

        (b)  You shall be entitled to receive four (4) weeks of paid vacation during each year of this Agreement in accordance with Company policy in effect from time to time. Vacation shall be taken at such times as are mutually agreed upon by you and the Chairman of the Board of the Company.

5.    TERM.

        Unless sooner terminated as provided in Section 6 hereof, the term of your employment (the "Term") shall be for a period of five (5) years commencing on September 12, 2002 and terminating on September 12, 2007.

6.    TERMINATION.

        (a)  Termination By the Company With or Without Cause. The Company may terminate your employment hereunder at any time, for any reason or for no reason; and upon any termination all unaccrued payments of your Salaries and non-vested benefits will cease, except as expressly provided herein.

        (b)  Resignation. You may voluntarily resign from the Company on written notice of your intention to resign and your employment shall terminate on the effective date of the resignation. If you resign or otherwise voluntarily leave the Company's employment, however, you shall forfeit all unaccrued rights to Salaries and non-vested benefits, from and after the effective date of the resignation.

        (c)  Death, Disability or Cause. Upon your death, or upon your "Permanent Disability" or termination for "Cause" (each as hereinafter defined), all unaccrued payments of Salaries and non-vested benefits shall cease (but benefits provided under any Company benefit plans or other provisions, as applicable, shall be provided in accordance with the terms of those plans or provisions).

        (d)  Severance Benefits. If your employment is terminated by the Company during the Term for any reason other than death, Permanent Disability or Cause (each as hereinafter defined), you shall be entitled to receive the following amounts and benefits:

    (i)
    the sum of your full base Salaries through the date of termination of your employment at the rate in effect at the time of termination, and an amount equal to your accrued vacation time. These amounts shall be paid to you in a lump sum within five (5) days following the date of termination;

    (ii)
    subject to the provisions of Section 7(c), your Salaries at the rate in effect on the date of termination, payable for the remainder of the Term in accordance with the Company's and B&G's executive payroll schedule then in effect; provided that in any event, payments under this subsection 6(d)(ii) shall continue for not less than two (2) years from the date of termination. The payment of the amounts set forth in this subsection 6(d) shall be your exclusive remedy in the event the Company terminates your employment hereunder for any reason other than death, Permanent Disability or Cause; and

    (iii)
    the medical and dental benefits provided to you and your dependents on the date of termination shall be continued for a period of twelve (12) months following your date of termination at no cost to you or your dependents. This may be accomplished through payment by the Company of your premiums under the "continuation coverage" provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

        (e)  Certain Definitions

    (i)
    Permanent Disability.    A termination by the Company of your employment based on "Permanent Disability" shall mean termination because of your absence from your duties with the Company and/or any Subsidiary on a full-time basis for 90 consecutive calendar days, as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence, you shall have returned to the full-time performance of your duties.

    (ii)
    Cause.    Termination of your employment for "Cause" shall mean termination upon: (A) your willful and continued failure to substantially perform your duties with the Company and the Subsidiaries (other than any such failure resulting from your incapacity due to physical or mental illness) or (B) your willful engaging in misconduct which is materially injurious to the Company, monetarily or otherwise, or (C) your conviction of, or plea of nolo contendere to, a felony, or (D) your breach of Section 7 hereof. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

    (iii)
    Notice of Termination.    Any purported termination of your employment by you or the Company shall be communicated by written Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specified termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision indicated.

7.    CONFIDENTIALITY AND RESTRICTIONS.

        (a)  You hereby recognize that the value of the Confidential Information, as defined below, of the Company and its affiliates, and the Confidential Information to be disclosed to you by the Company and its affiliates in the course of your employment with the Company is attributable substantially to the fact that such Confidential Information has been and continues to be maintained by the Company, B&G, Bud Jones and their respective affiliates and their respective licensors, suppliers, contractors and customers in the strictest confidentiality and secrecy and is unavailable to others without the expenditure of substantial time, effort or money. You, therefore, covenant and agree to keep strictly secret and confidential the Confidential Information in accordance with the following provisions of this Section 7(a). You covenant and agree that, while you are serving as President and Chief Executive officer of the Company and its Subsidiaries, and at all times thereafter, you shall safeguard the Confidential Information, and you shall not, directly or indirectly, use or disclose any such Confidential Information except as required in the course of your employment with the Company. In implementation of the foregoing, you shall not disclose any of the Confidential Information to any employee or consultant except to the extent that such disclosure is necessary for the effective performance of such employee's or consultant's responsibilities to the Company. The obligations undertaken by you pursuant to this Section 7(a) shall not apply to any Confidential Information which hereafter shall become published or otherwise generally available to the public, except in consequence of an act or omission by you in contravention of the obligations hereinabove set forth in this Section 7(a), and such obligations shall, as so limited, survive expiration or termination of this Agreement. As used in this Section 7, "Confidential Information" means all information not in the public domain relating to the business of the Company, B&G, Bud Jones, their respective affiliates, and their respective customers, licensors, suppliers and contractors and the products and programs developed and/or commercialized by any of the foregoing, including, without limitation, information relating to inventions, ideas, discoveries, know-how, methods, research, engineering, processes, data, databases, operations, techniques, customer lists, and other trade secrets. Notwithstanding anything to the contrary herein, you shall not be responsible for any disclosure by a third person (including employees) so long as your disclosure to that third party was not in violation of this Section 7.

        (b)  On the termination of your employment with the Company for any reason, you will deliver to the Company all correspondence, documents, papers and other media containing information about the Confidential Information together with all copies thereof in your possession or control.

        (c)  While you are serving as President and Chief Executive Officer of the Company and its Subsidiaries and for a period which is the longer of (i) two (2) years after the termination of your employment with the Company for any reason whatsoever; or (ii) the period during which the Company is paying you Salaries in accordance with subsection 6(d)(ii) hereof (the "Post-Termination Period"), you shall not engage (and shall assure that none of your agents or affiliates engages and use your best efforts to assure that none of your associates engages) in any Restricted Activity (as hereinafter defined) anywhere in the world, nor directly or indirectly perform services (as employee, manager, consultant, independent contractor, advisor or otherwise) for any business, or own any equity interest in any business (other than an aggregate of not more than one percent (1%) of the stock issued by any publicly held corporation) that engages in any Restricted Activity. In addition, during such period, you shall not (and shall assure that none of your agents or affiliates shall and use your best efforts to assure that none of your associates shall) directly or indirectly solicit, raid or entice, or otherwise induce any customer or supplier of the Company, B&G, Bud Jones, or any of their respective affiliates to cease doing business therewith or to do business with another business engaged in any Restricted Activity. As used herein, "Restricted Activities" means engaging in the research, development, manufacture, marketing, promotion, distribution or sale of any product, process or service which competes with any product, process or service offered by the Company, B&G, Bud Jones or any of their respective affiliates. A product, process or service "competes" with a product, process or service of the Company, B&G, Bud Jones or any of their respective affiliates if it can be substituted for any product, process or service of the Company, B&G, Bud Jones, or any of their respective affiliates. The foregoing to the contrary notwithstanding, if following termination of your employment by the Company without Cause, you desire during the Post-Termination Period to accept employment with a business that engages in any Restricted Activity or otherwise to engage in any Restricted Activity, you may give the Company prior written notice of such desire, describing the particulars of your prospective employment or activity in detail. The Company in its sole discretion may consent in writing to your accepting such employment or engaging in such activities. If the Company so consents, (i) you may accept such employment or engage in such activity and (ii) all payments and benefits being provided to you pursuant to Section 7 shall immediately cease.

        (d)  While you are serving as President and Chief Executive Officer of the Company and its Subsidiaries and during the Post-Termination Period, you shall not (and shall assure that none of your agents or affiliates shall and use your best efforts to assure that none of your associates shall), without the Company's prior written consent, directly or indirectly solicit for employment, offer employment to, or employ for your or such agent's, affiliate's or associate's own account or for the account of another, any employee or consultant of the Company, B&G, Bud Jones or any of their respective affiliates. As used in Sections 7(c) and 7(d), the terms "affiliates" and "associates" shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

        (e)  You expressly agree that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Section 7 by you, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and you consent to the entry of such an order and injunctive relief and waive the making of a bond or undertaking as a condition for obtaining such relief to the extent permitted by law or consent to the posting of a bond or undertaking in the minimum amount permitted by applicable law..

8.    NOTICES.

        Any notice required or pertained to be given hereunder shall be in writing and may be given by prepaid and certified return receipt requested first class mail addressed:

        (a)  if to the Company, to the Chairman at the principal office of the Company;

        (b)  if to you, at your home mailing address on file with the Company; or

        (c)  to either party at such other address as the party to which such notice is to be given shall have notified (in accordance with the provisions of this Section 8) as its substitute address for the purposes of this Agreement.

        Any notice given as aforesaid shall be deemed conclusively to have been received on the fifth business day after such mailing.

9.    AMENDMENT.

        It is agreed that no change or modification of this Agreement shall be made except in a writing signed by both parties.

10.  SEVERABILITY.

        If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the application law of such jurisdiction as it shall then appear.

11.  LAW GOVERNING.

        The validity, interpretation and effect of this Agreement shall be governed by the laws of the State of Nevada without regard to any principles of conflict of laws or choice of law, whether of the State of Nevada or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of Nevada.

12.  EXCLUSIVE JURISDICTION.

        The parties hereby agree that the Nevada State and the U.S. Federal courts sitting in Nevada shall have exclusive jurisdiction to enforce the terms of this Agreement, and the parties hereby consent to that jurisdiction and agree that they will not proceed in or before any other court, tribunal, or government agency or official to seek enforcement of any of the terms of this Agreement, except that any judgment entered by a court sitting in Nevada may be enforced by any court of competent jurisdiction in any state or nation.

13.  ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous agreements of the parties with respect to the subject matter hereof, and all other prior or contemporaneous agreements of the parties with respect to said subject matter, whether oral or written, are hereby merged into and superseded by this Agreement.

        Please indicate your acceptance of and agreement to the foregoing by signing where indicated on the counterpart of this Agreement provided and returning it to the undersigned.

Sincerely,

PAUL-SON GAMING CORPORATION

By:
Title:

ACCEPTED AND AGREED TO:

Gérard Charlier

Dated: September 12, 2002

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  Exhibit 10.1